Exhibit 99

Cardinal Bankshares Corporation Announces Semi-Annual Cash Dividend

Floyd, VA, December 15, 2008 – The Board of Directors of Cardinal Bankshares Corporation, Parent Company of the Bank of Floyd, today declared a regular second half semi-annual cash dividend of $.32 per share. Leon Moore, Chairman and Chief Executive Officer reported, “Cardinal is pleased to be able to continue a strong dividend to the shareholders. Total Cash Dividend to the shareholders for 2008 amounts to $.61 per share, a slight increase of 1.7% over the $.60 paid in 2007.”

The cash dividend is payable December 31, 2008 to Shareholders of Record as of the close of business on December 26, 2008.

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates eight locations in Floyd, Hillsville, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statement herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.